Exhibit 23

Consent of Yount, Hyde & Barbour, P.C.

Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-67535) on Form S-8 of the Virginia Bankers Association Defined Contribution Plan for Citizens and Farmers Bank (the Plan) of our report dated June 10, 2005, relating to the statements of net assets available for benefits as of December 31, 2004 and 2003, and the statements of changes in net assets available for benefits for the years ended December 31, 2004 and 2003, which report appears in the December 31, 2004 annual report on Form 11-K of the Plan.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
June 28, 2005